Exhibit 99.1

Community National Bank News Release
For immediate release Thursday, April 16, 2015
For more information, contact:

Tracy Roberts, Marketing Director, Community National Bank
troberts@communitynationalbank.com
802-487-3512

Community National Bank Closing Two Office Locations

Derby,VT—Chairman, President and CEO of Community Bancorp. and Community National Bank Stephen P. Marsh has announced the bank’s plans to close two office locations in Caledonia County. At the close of business on Friday, July 17, 2015, the bank will permanently close the Broad Street office in Lyndonville and the Federal Street office in St. Johnsbury.

Mr. Marsh stated, “We have conducted an extensive analysis of our branch network with a particular focus on branch usage. This work led us to a more thorough examination of our four Caledonia County offices and their proximity to one another. Given the number of our customers that are choosing to bank with us electronically, we felt that a consolidation of our Caledonia County offices was warranted, and the decision was made to close two locations. We do not anticipate additional office closures at this time.”

The bank will be sending letters to all Caledonia County customers to communicate the closings. After July 17, 2015, all customers choosing to transact business with Community National Bank in a branch office in Caledonia County will be asked to please visit the Memorial Drive office located in Lyndonville, or the Price Chopper office located in St. Johnsbury.

Community National Bank has been serving Vermont communities since 1851 and currently operates offices in Derby, Barre, Barton, Derby Line, Enosburg, Island Pond, Lyndonville, Montpelier, Morrisville, Newport, St. Johnsbury and Troy.